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                                                               EXHIBIT 3(ii)(2)



                            AMENDMENT TO BY-LAWS
                                     OF
                            NCC INDUSTRIES, INC.


                                 ARTICLE II

                             BOARD OF DIRECTORS

    SECTION 2.01 NUMBER OF DIRECTORS. The number of directors shall be not less than 4 nor more than 15, as may, from time to time, be fixed by resolution of the Board of Directors; provided that so long as the Corporation has just one stockholder of record, there shall be but three members of the Board of Directors.

Amended on November 5, 1996